Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Essex Property Trust, Inc.:

We consent to the use of our reports dated February 23, 2024, with respect to the consolidated financial statements of Essex Property Trust, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

August 5, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.